EXHIBIT 99.1

New Focus Announces Second Quarter 2003 Financial Results

Company Reports Comparable Non-GAAP Net Loss on Slightly Higher Net Revenues,

Lower Spending Offsets Anticipated Gross Margin Decline

FOR IMMEDIATE RELEASE:

SAN JOSE, California (July 30, 2003): New Focus, Inc., (Nasdaq: NUFO), a leading provider of photonics and microwave solutions, today announced financial results for its second quarter ended June 29, 2003. The company reported that its non-GAAP net loss remained flat between the first and second quarters of 2003 on a slight increase in net revenues. Net revenues and net loss for the second quarter were within the company’s non-GAAP financial guidance provided in April 2003. The non-GAAP operating cash outflow for the second quarter was better than the company’s guidance. In line with this guidance, the company’s gross margin percentage for the second quarter declined sequentially into the mid to high teens. Lower operating expenses, however, offset this gross margin decline, thus allowing the company’s non-GAAP net loss to remain unchanged on a sequential basis.

Second Quarter Review:

GAAP Net Revenues:

Net revenues for the second quarter of 2003 were $6.3 million, up from $6.1 million in the first quarter of 2003 and down from $9.1 million in the second quarter of 2002. The company’s guidance for second quarter net revenues was $6.0-7.0 million.

GAAP Net Loss:

Based on results prepared in accordance with generally accepted accounting principles, the company recorded a net loss for the second quarter of 2003 of $7.2 million, or $0.11 per share based on 63.3 million basic shares outstanding. The second quarter 2003 net loss included $2.1 million for impairment charges, $0.2 million for amortization of acquired intangibles, and $0.5 million for deferred stock compensation. The impairment charges included a $1.6 million downward adjustment in the carrying value of the company’s unused China manufacturing facility and a $0.4 million charge attributable to the recent closure of the company’s product development site in Wisconsin. The company previously impaired the value of its China facility in the first quarter of 2002 in conjunction with the decision to exit its passive optical components business. The additional $1.6 million impairment charge is based upon market conditions for real estate in the Shenzhen area of southern China.

For the first quarter of 2003 the net loss was $5.1 million, or $0.08 per share based on 63.9 million basic shares outstanding. The first quarter net loss included minimal restructuring and impairment charges, $0.2 million for amortization of acquired intangibles, and $0.5 million for deferred stock compensation.

For the second quarter of 2002 the company reported a net profit of $5.3 million, or $0.07 per share based on 76.6 million diluted shares outstanding. Diluted shares included 1.0 million option shares based on the treasury stock method. The company’s second quarter 2002 results included a gain of $41.5 million from sales of the company’s network tunable technology to Intel and passive optical component product line to Finisar. Second quarter 2002 results also included $19.3 million for restructuring and impairment charges, $1.3 million for amortization of acquired intangibles, and $1.0 million for deferred stock compensation.

Use and Composition of Non-GAAP Financial Information:

To supplement the company’s consolidated financial statements presented in accordance with GAAP, New Focus uses non-GAAP measures for net loss, net loss per share and operating cash flow, which are adjusted from results based on GAAP as outlined below. During 2001 and 2002 the company engaged in significant restructuring activities and the company’s GAAP financial statements during these periods reflected significant charges associated with these activities. The company’s 2003 financial results include adjustments to previous restructuring charges but these adjustments have so far had a minimal impact on the current year’s results. Additionally, all periods include charges for the amortization of acquired intangibles and deferred compensation. The company’s non-GAAP adjustments are provided to enhance the user’s overall understanding of the current operating and cash flow performance of our core operations. Since we have historically reported non-GAAP results to the investment community, we believe that the inclusion of non-GAAP numbers provides consistency in the company’s financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

The company’s non-GAAP net losses exclude charges for restructuring activities, the impairment of goodwill and other acquired intangibles, the impairment of tangible assets, the amortization of acquired intangibles and deferred compensation, the write-off of acquired in-process R&D, gains on the divestiture of product lines and product technologies, and the income tax effects related to these items. Non-GAAP net losses also exclude charges related to impairment of investments associated with restructuring activities that may not be repetitive in nature. Non-GAAP net losses include amounts for net interest income, net other income/expense, and tax provisions. The company also reports a non-GAAP measure of operating cash flow that excludes net cash used in restructuring activities from the net cash used in operating activities measured in accordance with GAAP. Reconciliations between the associated GAAP and non-GAAP financial measures are provided in the financial tables accompanying this press release.

Non-GAAP Net Loss Results:

The non-GAAP net loss in the second quarter of 2003 was $4.4 million, or $0.07 per share based on 63.3 million basic shares outstanding. Relative to the GAAP net loss for this same quarter, the non-GAAP net loss excluded $2.8 million from operating expenses. The company’s guidance for the second quarter non-GAAP net loss was $4.0-5.0 million, or $0.06-0.08 per share.

The non-GAAP net loss in the first quarter of 2003 was $4.4 million, or $0.07 per share based on 63.9 million basic shares outstanding. Relative to the GAAP net loss for this same quarter, the non-GAAP net loss excluded $0.7 million from operating expenses.

The non-GAAP net loss in the second quarter of 2002 was $14.5 million, or $0.19 per share based on 75.6 million basic shares outstanding. Relative to the GAAP net profit for this same quarter, the non-GAAP net loss excluded $21.6 million from operating expenses and $41.5 million from other income.

Commentary on Second Quarter 2003 Results:

“Our second quarter financial results tracked our guidance for the quarter. Net revenues increased slightly between the first and second quarters of 2003 as market conditions in our product sectors continued to remain sluggish. As expected, our gross margin percentage declined sequentially due to anticipated product mix shifts and certain short-term unfavorable material cost effects. The gross margin percentage for the second quarter was 17.1%, down from 21.3% in the first quarter of 2003. Tight controls on our spending, however, allowed us to completely offset this sequential gross margin decline. As a result, our non-GAAP net loss of $4.4 million for the second quarter was identical to the first quarter’s non-GAAP net loss. From a cash flow standpoint, our non-GAAP operating cash outflow for the second quarter was $4.2 million, which matched the non-GAAP operating cash outflow for the first quarter of this year. This result was better than our guidance that estimated an operating cash outflow of $4.5-6.0 million for the second quarter,” said Nic Pignati, chairman, president and chief executive officer of New Focus, Inc.

The company’s expense structure, defined as non-GAAP operating expenses plus manufacturing spending, declined to $8.7 million in the second quarter of 2003 from $9.2 million in the first quarter of 2003. Manufacturing spending remained unchanged between the first and second quarters of 2003 at $2.3 million, while non-GAAP operating expenses decreased from $6.9 million in the first quarter to $6.4 million in the second quarter of 2003. Operating expenses for the first quarter of 2003 included $0.9 million for professional services related to a potential acquisition that was terminated. Spending in the first quarter also included reduced payroll expenses associated with a scheduled three-day shutdown of the company’s operations at the beginning of the first quarter.

The company’s cash and short-term investments stood at $251.9 million at the end of the second quarter of 2003, sequentially down $5.7 million from $257.6 million at the end of the first quarter. This decline included cash outflows of $1.6 million related to restructuring activities. The company’s cash value per share at the end of the second quarter was $3.95, down from $4.05 at the end of first quarter of 2003.

Business Outlook:

“As evidenced by our second quarter results, market conditions within the research and semiconductor capital equipment markets have yet to show any solid signs of recovery and we expect that this market sluggishness will persist throughout the third quarter of 2003. To position us for a recovery of our markets, we are expanding our catalog offerings and pursuing OEM opportunities for our photonics products. We continue to receive design-in awards from various OEM customers, but current market conditions are limiting the near-term revenue opportunities from these wins. On the other hand, demand for our RF microwave amplifiers continues to expand at a steady pace. As a result of these trends, we expect to see only modest improvement in our product revenues between the second and third quarters of 2003. In addition to our product revenues, we expect to record in the third quarter $1.4 million in revenue for product royalties arising from the sale of our passive optical component line to Finisar last year. On an overall basis including royalty revenue, we expect that our third quarter net revenues will be in the range of $7.5-8.0 million,” said Pignati.

“We expect that our gross margin percentage related to product revenues in the third quarter will remain relatively flat, or improve slightly, over the 17.1% reported in the second quarter. While we have taken actions to mitigate certain unfavorable material cost effects, these unfavorable effects will not be completely eliminated until the fourth quarter of 2003. Our overall gross margin percentage for the third quarter, including the positive effect of royalty revenues, should exceed 30%. In regard to our spending levels, non-GAAP operating expenses for the third quarter will likely be slightly below the $6.4 million in non-GAAP operating expenses for the second quarter. As a result, we expect that our non-GAAP net loss for the third quarter will be in the range of $2.5-3.5 million, or $0.04-0.06 per share based on approximately 63.5 million basic shares outstanding. Our third quarter GAAP net loss will be higher than this non-GAAP net loss by approximately $0.8 million due to anticipated expenses for restructuring and impairment activities, amortization of intangibles, and deferred compensation,” said Pignati.

Based on this outlook for net revenues and non-GAAP net loss as well as the timing for certain payments, the company is targeting a non-GAAP operating cash outflow for the third quarter of approximately $3.0-4.0 million. Achievement of this goal remains highly dependent on the realization of planned expenses, the attainment of planned revenue, and the actual timing of cash inflows and outflows. Cash outflows associated with restructuring activities, which we expect to be approximately $2.0 million in the third quarter, are not included in the non-GAAP operating cash flow estimate for the third quarter.

“In order to improve our gross margin performance, we will continue to focus attention on our manufacturing efficiencies. We will also continue to challenge our overall expense structure during 2003. As one step in this direction, we closed our Wisconsin product development site last week. In addition to the $0.4 million impairment charge recorded in the second quarter, we will record restructuring charges of approximately $0.2 million in our third quarter GAAP results associated with this action. Our near-term goal is to minimize our quarterly net loss and cash burn rates as we wait for the recovery in our served markets. We will also continue to evaluate the advantages of possible business combinations from a strategic perspective,” said Pignati.

Forward-Looking Statements:

This press release, and in particular the material in the section labeled “Business Outlook”, contains predictions, estimates and other forward-looking statements regarding the general trends in the company’s fiscal 2003 quarterly revenues, gross margins and spending rates, the revenue outlook for the third quarter of 2003, the product and overall gross margin percentages for the third quarter of 2003, operating expenses for the third quarter of 2003, the projected non-GAAP net loss for the third quarter of 2003, the projected non-GAAP cash outflow for the third quarter of 2003, projected restructuring expenses in the third quarter of 2003, and the projected steady increase in demand for our RF microwave amplifiers. These statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. The risks and uncertainties include the difficulty of forecasting anticipated revenues due to weakness and uncertainties related to general economic conditions and overall demand within the company’s markets and among its current and prospective customers; the high sensitivity of the size of the company’s net loss to its level of revenue due to the company’s fixed cost structure arising from the complexity of its business; the ability to improve margin performance through more efficient use of direct labor and direct material as well as better absorption of manufacturing overhead; the difficulty of achieving further cost reductions without jeopardizing product development schedules, delivery schedules, product quality, and regulatory compliance; and the ability to successfully develop and introduce new products. Additionally, if we cannot expand our business through organic growth and/or strategic business combinations, we will be unable to achieve profitability, measured on a non-GAAP basis, in a timely manner.

Other risk factors that may affect the company’s financial performance are listed in the company’s various reports on file with the SEC, including its fiscal year 2002 annual report on Form 10-K and its quarterly report on Form 10-Q for the first quarter of 2003. New Focus undertakes no obligation to publicly release any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About New Focus:

New Focus develops and manufactures innovative photonics and microwave solutions for the semiconductor, industrial, defense and telecommunications markets. New Focus’ product portfolio includes tunable lasers for test and measurement applications, advanced photonics tools, and high-speed RF microwave amplifiers. Founded in 1990, the company remains a leader in the development of advanced optical products for the commercial and research marketplaces. The company is headquartered in San Jose, California.

For more information about New Focus visit the company’s Internet home page at http://www.newfocus.com, call our Investor Relations Department at 408-919-2736, or e-mail us at investor@newfocus.com.

COMPANY CONTACT:

William L. Potts, Jr., Chief Financial Officer             408-919-5384

NEW FOCUS, INC.

GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	Jun 29, 2003	Mar 30, 2003	Jun 30, 2002	Jun 29, 2003	Jun 30, 2002
Net revenues	$6,251	$6,138	$9,114	$12,389	$19,210
Cost of net revenues	5,184	4,833	12,899	10,017	26,820

Gross profit (loss)	1,067	1,305	(3,785)	2,372	(7,610)
	17.1%	21.3%	(41.5)%	19.1%	(39.6)%
Operating expenses:
Research and development, net	2,355	2,171	6,517	4,526	13,879
Sales and marketing	1,504	1,520	2,312	3,024	4,890
General and administrative	2,572	3,177	4,289	5,749	8,191
Amortization of goodwill and other intangibles	173	173	1,323	346	2,669
Impairment of goodwill and other intangibles	—	—	7,692	—	7,692
Restructuring and impairment charges	2,118	36	11,596	2,154	35,618
Amortization of deferred compensation	476	527	1,032	1,003	4,474

Total operating expenses	9,198	7,604	34,761	16,802	77,413

Operating loss	(8,131)	(6,299)	(38,546)	(14,430)	(85,023)
	(130.1)%	(102.6)%	(422.9)%	(116.5)%	(442.6)%
Interest income, net	937	1,182	2,291	2,119	4,820
Other income, net	11	19	41,594	30	41,562

Income (loss) before provision for income taxes	(7,183)	(5,098)	5,339	(12,281)	(38,641)
Provision for income taxes	—	—	—	—	—

Net income (loss)	$(7,183)	$(5,098)	$5,339	$(12,281)	$(38,641)

	(114.9)%	(83.1)%	58.6%	(99.1)%	(201.2)%
Basic and diluted net income (loss) per share	$(0.11)	$(0.08)	$0.07	$(0.19)	$(0.51)

Shares used to compute basic net income (loss) per share	63,262	63,928	75,608	63,594	75,463

Shares used to compute diluted net income (loss) per share	63,262	63,928	76,627	63,594	75,463

NEW FOCUS, INC.

Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	Jun 29, 2003	Mar 30, 2003	Jun 30, 2002	Jun 29, 2003	Jun 30, 2002
Net revenues	$6,251	$6,138	$9,114	$12,389	$19,210
Cost of net revenues	5,184	4,833	12,899	10,017	26,820

Gross profit (loss)	1,067	1,305	(3,785)	2,372	(7,610)
	17.1%	21.3%	(41.5)%	19.1%	(39.6)%
Operating expenses:
Research and development, net	2,355	2,171	6,517	4,526	13,879
Sales and marketing	1,504	1,520	2,312	3,024	4,890
General and administrative	2,572	3,177	4,289	5,749	8,191

Total operating expenses	6,431	6,868	13,118	13,299	26,960

Operating loss	(5,364)	(5,563)	(16,903)	(10,927)	(34,570)
	(85.8)%	(90.6)%	(185.5)%	(88.2)%	(180.0)%
Interest income, net	937	1,182	2,291	2,119	4,820
Other income, net	11	19	62	30	30

Loss before provision for income taxes	(4,416)	(4,362)	(14,550)	(8,778)	(29,720)
Provision for income taxes	—	—	—	—	—

Non-GAAP net loss	$(4,416)	$(4,362)	$(14,550)	$(8,778)	$(29,720)

	(70.6)%	(71.1)%	(159.6)%	(70.9)%	(154.7)%
Basic and diluted net loss per share	$(0.07)	$(0.07)	$(0.19)	$(0.14)	$(0.39)

Shares used to compute basic and diluted net loss per share	63,262	63,928	75,608	63,594	75,463

Reconciliation of Non-GAAP net loss to GAAP net loss:
Non-GAAP net loss	$(4,416)	$(4,362)	$(14,550)	$(8,778)	$(29,720)
Add:
Operating expenses
Amortization of goodwill and other intangibles	(173)	(173)	(1,323)	(346)	(2,669)
Impairment of goodwill and other intangibles	—	—	(7,692)	—	(7,692)
Restructuring and impairment charges	(2,118)	(36)	(11,596)	(2,154)	(35,618)
Amortization of deferred compensation	(476)	(527)	(1,032)	(1,003)	(4,474)
Other income, net
Gain from divestitures	—	—	41,532	—	41,532
Provision for income taxes	—	—	—	—	—

GAAP net income (loss)	$(7,183)	$(5,098)	$5,339	$(12,281)	$(38,641)

Reconciliation of Non-GAAP other income, net to GAAP other income, net:
Non-GAAP other income, net	$11	$19	$62	$30	$30
Gain on divestiture	—	—	41,532	—	41,532

GAAP other income, net	$11	$19	$41,594	$30	$41,562

NEW FOCUS, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	Jun 29, 2003	Dec 29, 2002
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$251,900	$279,358
Trade accounts receivable, net	2,561	3,048
Inventories	3,326	3,122
Other current assets	3,374	3,480

Total current assets	261,161	289,008
Asset held for sale, net	13,757	15,675
Property and equipment, net	5,393	7,392
Intangibles, net	1,048	1,394
Other assets	3,879	3,895

Total assets	$285,238	$317,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,301	$1,522
Accrued expenses	6,144	7,453
Restructuring liabilities	6,205	6,534

Total current liabilities	13,650	15,509
Long-term portion of restructuring accrual	12,148	14,854
Deferred rent	440	447
Stockholders' equity	259,000	286,554

Total liabilities and stockholders' equity	$285,238	$317,364

NEW FOCUS, INC.

Condensed Consolidated Statements of Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	Jun 29, 2003	Mar 30, 2003	Jun 29, 2003
Operating Activities
GAAP Net Loss	$(7,183)	$(5,098)	$(12,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	696	717	1,413
Restructuring and impairment charges	2,009	74	2,083
Amortization of goodwill and other intangibles	173	173	346
Amortization of deferred compensation	476	527	1,003
Other non-cash changes	(9)	2	(7)
Net change in operating assets and liabilities	(2,022)	(1,932)	(3,954)

Net cash used in operating activities	(5,860)	(5,537)	(11,397)
Investing Activities
Net sales of available-for-sale investments	28,089	9,691	37,780
Acquisition of property, plant and equipment	(121)	(59)	(180)
Proceeds from sales of property, plant and equipment	379	—	379
Change in investments and other assets	(14)	30	16

Net cash provided by investing activities	28,333	9,662	37,995
Financing Activities
Proceeds from issuance of common stock	62	574	636
Repurchase of common stock in the open market	—	(16,595)	(16,595)

Net cash provided by (used in) financing activities	62	(16,021)	(15,959)

Increase (decrease) in cash and cash equivalents	22,535	(11,896)	10,639
Cash and cash equivalents at beginning of period	166,534	178,430	178,430

Cash and cash equivalents at end of period	$189,069	$166,534	$189,069

Reconciliation of GAAP net cash used in operating activities in Non-GAAP net cash used in operating activities:
GAAP net cash used in operating activities	$(5,860)	$(5,537)	$(11,397)
Restructuring liabilities at end of the period	18,353	19,888	18,353
Minus: Restructuring and impairment charges reflected in the P&L	2,118	36	2,154
Plus: Non-cash restructuring and impairment charges	2,009	74	2,083
Plus: In-kind reduction in restructuring liabilities	—	168	168
Minus: Restructuring liabilities at beginning of the period	19,888	21,388	21,388

Net cash used in restructuring activities	(1,644)	(1,294)	(2,938)

Non-GAAP net cash used in operating activities	$(4,216)	$(4,243)	$(8,459)